[LOGO GOES HERE]

FOR IMMEDIATE RELEASE                                 CONTACT:

VALHI, INC.                                            BOBBY D. O'BRIEN
THREE LINCOLN CENTRE                                   VICE PRESIDENT
5430 LBJ FREEWAY, SUITE 1700                           (972) 233-1700
DALLAS, TEXAS  75240-2697
(972) 233-1700


                       VALHI REPORTS THIRD QUARTER RESULTS


         DALLAS, TEXAS . . October 29, 1999. Valhi, Inc. (NYSE: VHI) reported income from continuing operations for the first nine months of 1999 of $72.4 million, or $.62 per diluted share, compared to income of $215.7 million, or $1.86 per diluted share, in the first nine months of 1998. For the third quarter of 1999, Valhi reported income from continuing operations of $8.2 million, or $.07 per diluted share, compared to income of $13.1 million, or $.11 per diluted share, in the third quarter of 1998.

         The 1999 year-to-date results include a $90 million non-cash income tax benefit ($52 million, or $.45 per diluted share, net of minority interest) recognized by the Company's majority-owned subsidiary, NL Industries. The 1998 year-to-date results include previously-reported net gains aggregating $374 million ($180 million, or $1.55 per diluted share, net of income taxes and minority interest) related to the sale of NL's specialty chemicals business, the initial public offering of CompX International common stock, the settlement of two lawsuits in which Valhi was a defendant and a third quarter tax benefit resulting from refunds of prior-year German withholding taxes received by NL.

         Total operating income in the third quarter of 1999 decreased 22% compared to the third quarter of 1998 as higher component products operating income reported by CompX was more than offset by lower chemicals operating income at NL and operating losses in the Company's waste management segment operated by Waste Control Specialists, consolidated effective July 1, 1999.

         Chemicals operating income in the third quarter of 1999 declined compared to the same period in 1998 due primarily to lower average selling prices and lower production volumes of titanium dioxide pigments ("TiO2"), partially offset by higher sales volumes. NL's average TiO2 selling prices in the third quarter of 1999 were 4% lower than the third quarter of 1998 and were 2% lower than the second quarter of this year. NL's selling prices at the end of the third quarter of 1999 were the same as the average for the quarter. NL's Ti02 sales volumes in the third quarter of 1999 increased 18% compared to the third quarter of 1998 with strong demand in all major regions. NL's TiO2 production volumes in the third quarter of 1999 were 10% lower than the comparable period in 1998 and were 8% lower than the second quarter of this year. NL expects strong market conditions will continue, which should result in increased TiO2 selling prices in all major regions. Due to these industry fundamentals and NL's moderate inventory levels, NL intends to increase its production volumes somewhat in the fourth quarter of 1999, but NL does not expect its production volumes will exceed its sales volumes for the full year. The Company's 1998 year-to-date results of operations include sales of $12.7 million and operating income of $2.7 million related to NL's disposed specialty chemicals business unit.

         Component products sales increased 45% in the third quarter of 1999 compared to the same period in 1998 due primarily to CompX's acquisition of Timberline Lock and Thomas Regout (acquired in November 1998 and January 1999, respectively) and increased demand for CompX's office furniture products. Excluding the effect of these acquisitions, slide and ergonomic products sales increased 13% in the third quarter of 1999 compared to the third quarter of 1998 and security products sales increased 3%. Component products operating income in the first nine months of 1998 included a $3.3 million non-recurring pre-tax charge related to certain stock awarded in conjunction with CompX's March 1998 initial public offering.

         Waste Control Specialists continued to report losses due principally to weak demand for its hazardous and toxic waste disposal services, however its operating loss in the third quarter of 1999 was less than the second quarter of this year due in part to the favorable effect of certain cost control measures implemented.

         The Company commenced reporting equity in earnings of Tremont Corporation in the third quarter of 1998. Tremont directly owns 20% of NL and 39% of Titanium Metals Corporation ("TIMET"), and Tremont accounts for such interests by the equity method. Tremont's results for the third quarter of 1999 include equity in earnings of NL of $2.5 million and equity in losses of TIMET of $2.7 million, compared to equity in earnings of NL and TIMET of $4.8 million and $5 million, respectively, in the third quarter of 1998. TIMET reported a net loss for the third quarter of 1999 due primarily to lower sales volumes and product mix changes, as lower priced industrial products represented a higher percentage of TIMET's mill product sales volumes. The decline in sales volumes resulted from a decline in demand, including cancellations and push-outs by major aerospace customers, and production difficulties and inefficiencies at its North American operations. TIMET currently believes its results in the fourth quarter of 1999 will improve somewhat from third quarter levels, although the mid-October failure of a press at TIMET's Ohio facility may result in lower sales volumes. TIMET is currently evaluating alternatives for production originally scheduled on this press. TIMET is considering further personnel reductions and rationalization of plant capacity in light of its revised market outlook and, as a result, TIMET believes it will likely incur a restructuring charge in the fourth quarter of 1999.

         General corporate interest and dividend income increased in the third quarter of 1999 compared to the third quarter of 1998 due primarily to a higher level of dividend distributions received from The Amalgamated Sugar Company LLC, partially offset by a lower level of funds available for investment. General corporate interest and dividend income was lower in the first nine months of 1999 compared to the same period in 1998 due primarily to a lower level of funds available for investment, offset in part by a higher level of LLC dividend distributions. Securities transaction gains in all periods relate principally to LYONs exchanges. General corporate expenses in the 1998 year-to-date period include a $32 million aggregate charge related to the settlement of the two lawsuits discussed above. Interest expense declined due primarily to a lower level of outstanding indebtedness.

         Minority interest in after-tax earnings relates principally to NL and CompX. Discontinued operations in 1999 represents additional consideration received by the Company related to the 1997 disposal of the Company's former fast food operations. The extraordinary item in 1998 relates to the early extinguishment of certain NL indebtedness.

         The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's belief and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. Among the factors that could cause actual future results to differ materially include, but are not limited to, future supply and demand for the Company's products (including cyclicality thereof), the extent of the dependence of certain of the Company's businesses on certain market sectors, the impact of certain long-term contracts with customers and vendors on certain of the Company's businesses, general global economic conditions, competitive products and substitute products, customer and competitor strategies, the impact of pricing and production decisions, potential difficulties in integrating completed acquisitions, environmental matters, governmental regulations and possible changes therein, the ultimate resolution of pending litigation, possible future litigation and possible disruptions of normal business activity from Year 2000 issues. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

        Valhi, Inc. is engaged in the titanium dioxide pigments, component products (ergonomic computer support systems, precision ball bearing slides and security products), titanium metals products and waste management industries.

                                    * * * * *

                          VALHI, INC. AND SUBSIDIARIES

                              SUMMARY OF OPERATIONS

                                   (Unaudited)

                    (In millions, except earnings per share)

                                          Three months ended   Nine months ended
                                             September 30,       September 30,
                                            1998      1999      1998      1999


Net sales
  Chemicals ............................   $221.5    $242.7    $698.4    $676.8
  Component products ...................     38.7      55.9     110.5     166.1
  Waste management (after consolidation)     --         4.7      --         4.7
                                           ------    ------    ------    ------

                                           $260.2    $303.3    $808.9    $847.6
                                           ======    ======    ======    ======

Operating income
  Chemicals ............................   $ 40.2    $ 30.0    $119.6    $ 95.2
  Component products ...................      8.8       9.8      22.2      29.0
  Waste management (after consolidation)     --        (1.5)     --        (1.5)
                                           ------    ------    ------    ------

    Total operating income .............     49.0      38.3     141.8     122.7

Equity in:
  Tremont Corporation ..................      3.0      (1.1)      3.0       3.4
  Waste Control Specialists
     (prior to consolidation) ..........     (2.8)     --        (9.6)     (8.5)
Gain on:
  Disposal of business unit ............     --        --       330.2      --
  Reduction in interest in CompX .......     --        --        67.9      --
General corporate items, net:
  Interest and dividend income .........      8.2      10.7      42.9      32.2
  Securities transactions ..............       .1        .1       8.0        .7
  Expenses, net ........................     (5.6)     (5.0)    (49.7)    (17.0)
Interest expense .......................    (23.0)    (18.0)    (71.9)    (54.4)
                                           ------    ------    ------    ------

    Income before income taxes .........     28.9      25.0     462.6      79.1

Provision for income taxes (benefit) ...       .5       7.4     184.9     (61.8)
Minority interest in after-tax earnings      15.3       9.4      62.0      68.5
                                           ------    ------    ------    ------

    Income from continuing operations ..     13.1       8.2     215.7      72.4

Discontinued operations ................     --        --        --         2.0

Extraordinary item .....................     (1.4)     --        (2.7)     --
                                           ------    ------    ------    ------

    Net income .........................   $ 11.7    $  8.2    $213.0    $ 74.4
                                           ======    ======    ======    ======

                          VALHI, INC. AND SUBSIDIARIES

                                   (Unaudited)

                    (In millions, except earnings per share)


                                           Three months ended  Nine months ended
                                             September 30,        September 30,
                                            1998      1999      1998       1999


Basic earnings per common share
  Continuing operations ................   $  .11    $  .07    $ 1.87    $  .63
  Discontinued operations ..............     --        --        --         .02
  Extraordinary item ...................     (.01)     --        (.02)     --
                                           ------    ------    ------    ------

    Net income .........................   $  .10    $  .07    $ 1.85    $  .65
                                           ======    ======    ======    ======

Diluted earnings per common share
  Continuing operations ................   $  .11    $  .07    $ 1.86    $  .62
  Discontinued operations ..............     --        --        --         .02
  Extraordinary item ...................     (.01)     --        (.02)     --
                                           ------    ------    ------    ------

    Net income .........................   $  .10    $  .07    $ 1.84    $  .64
                                           ======    ======    ======    ======

Shares used in calculation of per share
 amounts
  Basic earnings .......................    114.9     115.1     115.0     115.0
                                           ======    ======    ======    ======

  Diluted earnings .....................    116.3     116.3     116.1     116.2
                                           ======    ======    ======    ======